Exhibit 99.1

Press Release

I-many Reports Fourth Quarter and Fiscal 2008 Financial Results

EDISON, N.J., February 3, 2009 — I-many, Inc. (NASDAQ: IMNY), a leading provider of contract management software and services for the enterprise, reported financial results for the fourth quarter and year ended December 31, 2008.

Q4 2008 Highlights

•	Net revenues: $8.7 million, up 5% from previous quarter

•	Recurring revenue: $5.2 million, up 1% from previous quarter

•	Signed four major license transactions vs. one in the previous quarter

•

Implemented new operational structure expected to generate positive EBITDA in every quarter of 2009 (See important discussion about EBITDA, a non-GAAP term, in “Use of Non-GAAP Financial Information,” below)

Financial Results for Q4 and Full Year 2008

Net revenues in the fourth quarter 2008 totaled $8.6 million, an increase of 5% from $8.2 million reported in the previous quarter and a decrease of 25% from $11.5 million reported in the same period a year ago. For the full year 2008, net revenues totaled $34.4 million, a decrease of 15% from $40.6 million reported in 2007.

Total operating expenses in the quarter were $11.3 million, an increase of 1% from $11.2 million in the previous quarter and a decrease of 9% from $12.4 million in the same quarter a year ago. Excluding a restructuring charge of $857,000, expenses would have totaled $10.4 million for the quarter, representing a decrease of 7% versus the previous quarter and a decrease of 16% versus the year ago quarter. Total expenses for the year were $48.8 million, a decrease of 4% from $50.8 million reported for 2007.

Research and development expense totaled $2.9 million in the fourth quarter, a decrease of 8% from $3.1 million in the previous quarter and a decrease of 17% from the $3.5 million expensed in the fourth quarter of 2007. Research and development expense for the full year totaled $13.7 million, a decrease of 13% from $15.6 million in 2007.

Excluding non-cash and restructuring charges, the loss in the fourth quarter decreased 51% to $1.1 million from a loss of $2.3 million in the previous quarter.

Loss per share totaled ($0.06), which was unchanged from the previous quarter and compares to ($0.02) in the fourth quarter of 2007. For the full year, loss per share was $(0.30), an increase from a loss per share of $(0.19) in 2007.

Quarter-end cash, restricted cash and short-term investments totaled $9.6 million, as compared to $12.3 million at the end of the previous quarter and $29.0 million at the end of 2007. Cash used during the year was consistent with the company’s operating losses but also included $4.1 million used to purchase Edge Dynamics and the Claimright data validation technology from GHX.

Results by Revenue Category

Recurring revenue, which constitutes revenue generated from software subscriptions, maintenance, support and hosting, totaled $5.2 million in the quarter, an increase of 1% from $5.1 million in the prior quarter and a decrease of 7% from $5.6 million reported in the same quarter a year ago. For fiscal 2008, recurring revenues totaled $20.5 million, an increase of 4% from $19.7 million recorded in 2007.

Services revenue, which is comprised of revenue from professional services, totaled $3.1 million, an increase of 18% from $2.6 million in the prior quarter and a decrease of 19% from $3.8 million reported in the same period a year ago. For fiscal 2008, revenue from professional services totaled $10.6 million, a decrease of 22% from $13.5 million recorded in 2007.

License revenue, representing one-time perpetual license fees from product sales, totaled $0.4 million, a decrease of 16% from $0.5 million in the prior quarter and a decrease of 81% from $2.1 million reported in the same period a year ago. For the full year, license revenue totaled $3.3 million, a decrease of 55% from the $7.3 million recorded in 2007.

Non-GAAP Financial Results

Management believes certain non-GAAP financial measures may present a useful picture of the company’s results since implementing the change in its licensing model to include software subscriptions (see “Use of Non-GAAP Financial Information,” below). This includes the gross value of license contracts signed during a period which the company calls “bookings.” Bookings totaled $1.5 million in the fourth quarter of 2008. This represented an increase of 191% from $520,000 signed in the prior quarter and a decrease of 64% from $4.2 million signed in the fourth quarter of 2007. Bookings for the full year of 2008 totaled $4.4 million, a decrease of 74% from $16.9 million signed in 2007.

Unamortized software subscriptions (the remaining portion of non-cancelable subscription contracts that have been signed and expected to be recognized over the next five years) totaled $11.8 million at the end of the fourth quarter. This was a decrease of 8% from $12.8 million at the end of the prior quarter and a decrease of 27% from $16.1 million at the end of the fourth quarter 2007. The decrease was due to the recognition of subscription revenue exceeding the amount of new subscriptions signed.

The combined amount of deferred revenue and unamortized software subscriptions totaled $27.7 million at the end of the fourth quarter, a decrease of 3% from $28.4 million at the end of the prior quarter and a decrease of 10% from $30.9 million at the end of the fourth quarter 2007. The decrease is attributed to a reduction in unamortized software subscriptions, which is a result of the recognition of subscription revenue exceeding the amount of new subscriptions signed.

Q4 2008 Operational Highlights

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Four major license transactions (i.e., those exceeding $50,000 in gross value) were signed during the quarter, which compares to one in the previous quarter and 10 in the same period a year ago. The major transactions in the fourth quarter of 2008 averaged $310,000 in net software license value, as compared to an average transaction of $218,000 in the previous quarter and an average of $353,000 in the same period a year ago (“net software license value” represents the perpetual license fee or the net present value of non-cancelable subscription payments, exclusive of the value of maintenance and support). Three of these new transactions in the fourth quarter of 2008 were in the company’s Life Science market segment and one was in the Industry Solutions market segment. One of the transactions was subscription-based.

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One of the major transactions was with Sanofi-aventis Canada, a new enterprise customer in the company’s Life Science segment that licensed major elements from I-many’s ContractSphere® suite, including I-many Contract Manager™, I-many CARS® NG, and I-many Government Pricing™. Sanofi-aventis Canada was also the first company to license I-many Contract Analytics™, the newest product added to ContractSphere.

•

A leading global biotech company added additional I-many Government Pricing users to support management of its government contracts. This builds upon a 15 year relationship with I-many and follows the customer’s recent incorporation of I-many Contract Manager into its existing contract management installation.

•	A Top 15 US pharmaceutical company with some 3,000 employees added a significant number of additional users to its five-year subscription to I-many CARS® and I-many Government Pricing.

•

Released I-many ContractSphere 6.5 with 100+ new features and powerful capabilities previously unavailable to the Life Science industry, like contract analytics. I-many Contract Analytics allows a pharmaceutical company to analyze a prospective contract and optimize the terms, conditions, return on investment and discount levels, all in the context of best price.

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I-many implemented a plan designed to streamline operations, improve financial performance and leverage the multi-million dollar investment in its new technology platform. As a result, I-many expects to generate positive EBITDA beginning in the first quarter and continuing for the full year of 2009. I-many also expects to generate cash for the full year of 2009. (See important discussion about EBITDA in “Use of Non-GAAP Financial Information,” below.)

Management Commentary

“Fiscal 2008 was a difficult year for I-many,” said John A. Rade, chairman, president and CEO of I-many. “During the year a declining economy caused many of our customers to re-examine their budgets and prolong the time they are taking to make IT purchase decisions. Internally, we did not see the sales execution or financial performance we had expected, but we did complete an extensive development cycle that broadened our product line, culminating in the feature-rich release of ContractSphere 6.5 in the fourth quarter. These factors, external and internal, compelled us to take action in mid-December to restructure our operations, reduce redundancy and eliminate expenses. As a result, our organization is less departmentalized and more focused.

“Even in the midst of these dramatic changes, I-many has remained the leader in delivering enterprise contract management to the Life Science industry, with 80% of the top 25 and all of the top 10 pharmaceutical companies using one or more of our products. These well-established customer relationships continue to provide I-many a reliable stream of recurring revenue, which increased this quarter and for the full year. These relationships form the backbone of our business plan for 2009 and the recurring revenue they provide is a primary component of our plan to generate positive EBITDA.

“Our operating plan also includes exceeding our customer expectations for professional services and support, along with the continued development of our products. Customers can expect to see more exciting new products as well as useful new features added to our product line, like the recent release of Contract Analytics.

“An important deal during the quarter was the signing of Sanofi-aventis Canada for most of the major elements of ContractSphere. This demonstrates that I-many continues to offer attractive ROI even in this tough economic environment. As we continue into the new year, we expect more companies to realize I-many can help them improve revenue management and increase profitability. In today’s world, this makes a partnership with I-many even more essential to Life Science and other major industries.”

Fourth Quarter and Fiscal 2008 Conference Call

I-many will hold a conference call to discuss the fourth quarter and fiscal year 2008 today at 4:30 p.m. Eastern time. I-many Chairman, President and CEO John A. Rade and CFO Kevin M. Harris will host the presentation, followed by a question and answer period.

Date: Tuesday, February 3, 2009

Time: 4:30 pm Eastern time (1:30 pm Pacific time)

Dial-In Number: 1-800-862-9098

International: 1-785-424-1051

Conference ID#: 7IMANY

A simultaneous webcast and replay of the call will be accessible via I-many’s investor section at www.imany.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact the Liolios Group at 949-574-3860.

A telephone replay of the call will be available from 7:30 p.m. Eastern time on the same day until March 3, 2009:

Toll-free replay number: 1-800-695-0715

International replay number: 1-402-220-1423

(No passcode required)

About the Use of Non-GAAP Financial Information

EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the company’s liquidity. I-many defines EBITDA as net income/(loss) before interest expense and other non-cash financing costs; taxes; depreciation; and amortization of non-cash stock-based compensation and acquired intangibles. Other companies (including the company’s competitors) may define EBITDA differently. The company presents EBITDA because it believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in a similar industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of I-many nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of results as reported under GAAP.

The company supplements its GAAP financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a reconciliation of the non-GAAP gross value of license transactions to its reported GAAP license revenues. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. Management has included a table that shows the results for the fourth quarter 2008 compared to the comparable periods in 2007 for new license transactions including subscription contracts, the recognition into reportable revenue of deferred non-subscription license transactions, and the reconciliation of those numbers to total license revenue according to GAAP. Management believes its inclusion can enhance an overall understanding of the company’s past operational performance and also its prospects for the future. This reconciliation of license revenues is made with the intent of providing both management and investors a more complete understanding of the revenue performance of the company, as opposed to GAAP revenue results, which do not include the full impact of newly-executed subscription agreements and other deferred revenue arrangements that are material to the ongoing performance of the company’s business. This information quantifies the various components comprising current license revenue, which in each quarter consists of revenues from licenses sold in current periods plus revenues deferred from prior periods, less revenue deferred from licenses sold in current periods. Management uses this information as a basis for planning and forecasting core business activity in future periods and believes it is useful in understanding our results of operations. The presentation of this additional revenue information is not meant to be considered in isolation or as a substitute for revenues reported in accordance with generally accepted accounting principles in the United States.

About I-many

I-many (NASDAQ:IMNY) is a leading provider of contract management software and services for the enterprise. I-many is enabling businesses worldwide to manage the entire contract life cycle, from pre-contract processes and contract management to active compliance, contract optimization, demand channel visibility and control. The result is an end-to-end solution that provides greater levels of insight into contract performance, allowing companies to improve profitability and achieve a measurable return on investment. For more information, please visit www.imany.com.

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include the risk that current economic conditions and consolidation in the pharmaceutical industry could weaken demand for our products; the risk that our appeal of the delisting of our common stock from the NASDAQ Capital Market will not be successful; the risk of unforeseen technical or practical impediments to planned software development, which could affect the company’s product release timetable; the risk that the ratio of subscription license sales to perpetual license sales could be higher than anticipated, possibly leading to lower revenue in current periods and less cash than predicted in the near term; the risk of lower demand for the company’s new products than management anticipates; the risk that these preliminary results will be modified during our auditor’s complete audit of the Company’s annual financial statements; the inherent risks of large software implementation projects, which can cause customer disagreements that could affect I-many’s ability to collect both services and license revenue, whether recognized or deferred; the possibility that customers could cancel maintenance and support services at the time of annual renewal, which could decrease I-many’s base of recurring revenue; the possibility that extraordinary events outside the company’s control could extend the length of the sales cycle for the company’s products or make the market for the company’s products more unpredictable; and other risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission.

I-MANY, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Net Revenues:
Recurring	$5,169	$5,574	$20,539	$19,720
Services	3,080	3,810	10,568	13,491
License	398	2,102	3,290	7,341

Total net revenues	8,647	11,486	34,397	40,552

Operating expenses:
Cost of recurring revenue (1)	1,516	1,573	6,392	6,351
Cost of services (1)	2,177	2,428	9,887	11,034
Cost of third-party technology	129	67	181	300
Amortization of acquired intangible assets	162	46	471	185
Sales and marketing (1)	1,942	2,933	8,921	10,079
Research and development (1)	2,886	3,481	13,647	15,629
General and administrative (1)	1,323	1,639	5,677	6,241
Depreciation	312	227	1,154	891
In-process research and development	—	—	1,560	—
Restructuring and other charges	866	2	900	93

Total operating expenses	11,313	12,396	48,790	50,803

Loss from operations	(2,666)	(910)	(14,393)	(10,251)

Interest expense	(387)	(34)	(1,575)	(122)
Other income, net	52	99	412	565

Net loss	$(3,001)	$(845)	$(15,556)	$(9,808)

Basic and diluted net loss per common share	$(0.06)	$(0.02)	$(0.30)	$(0.19)

Weighted average shares outstanding	52,660	52,075	52,480	51,753

(1) Stock-based compensation amounts included above:
Cost of recurring revenue	$42	$44	$140	$196
Cost of services	62	42	386	336
Sales and marketing	91	132	371	337
Research and development	139	177	464	564
General and administrative	128	277	635	1,001

	$462	$672	$1,996	$2,434

I-MANY, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(UNAUDITED)

	December 31,
	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$9,342	$28,588
Restricted cash	80	80
Accounts receivable	6,092	6,606
Other current assets	500	526

Total current assets	16,014	35,800

Property and equipment, net	1,964	1,494
Restricted cash	199	351
Other assets	1,053	1,309
Acquired intangible assets, net	2,175	46
Goodwill	9,822	8,667

Total assets	$31,227	$47,667

Liabilities and Stockholders’ Equity(Deficit)
Current liabilities:
Accounts payable and accrued expenses	$6,590	$9,438
Current portion of deferred revenue	14,421	13,654
Current portion of capital lease obligations	418	276

Total current liabilities	21,429	23,368

Convertible notes payable	17,000	17,000
Deferred revenue, net of current portion	757	1,664
Other long-term liabilities	746	1,012

Stockholders’ equity(deficit)	(8,705)	4,623

Total liabilities and stockholders’ equity(deficit)	$31,227	$47,667

Reconciliation of Gross Value of License Bookings to Reportable License Revenue (UNAUDITED)

	Three months ended December 31		Twelve months ended December 31
	2008	2007	2008	2007
	(AMOUNTS IN THOUSANDS)
Gross value of license contracts sold (including subscriptions):
Health and Life Sciences	$1,390	$3,586	$4,042	$15,543
Industry Solutions	122	644	362	1,377

	1,512	4,230	4,404	16,920

Add license revenue recorded in current quarter from contracts sold in prior periods:
Health and Life Sciences	175	767	2,447	1,824
Industry Solutions	61	142	61	861

	236	909	2,508	2,685

Less value of license contracts sold in current quarter and deferred to future periods:
Health and Life Sciences	1,255	2,396	3,403	11,334
Industry Solutions	95	641	219	930

	1,350	3,037	3,622	12,264

License revenue recorded:
Health and Life Sciences	310	1,957	3,086	6,033
Industry Solutions	88	145	204	1,308

	$398	$2,102	$3,290	$7,341

Company Contacts

I-many, Inc.

Kevin Harris, CFO

732-452-1515

kharris@Imany.com

or

Investor Relations:

Liolios Group, Inc.

Ron Both or Geoffrey Plank

949-574-3860

info@liolios.com